Exhibit 16.1
May 11, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Gentlemen:

We have read Item 4.01 of Form 8-K/A dated May 11, 2007, of TeleTech Holdings, Inc. and are in agreement with the statements contained in the first through fourth paragraphs on page 2 therein, under Item 4.01(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young, LLP